EXHIBIT 4.5

SCHEDULE OF FIXED RATE INTERNOTES ISSUED

	Interest	Interest
	Coupon	Coupon	Issue	Maturity	Principal	Redemption
CUSIP No.	Rate	Frequency	Date	Date	Amount	Information

26876EAA3	4.750%	Monthly	06/24/04	06/15/08	$3,190,000	Non-callable
26876EAB1	5.250%	Quarterly	06/24/04	06/15/10	$1,152,000	Non-callable